Exhibit (e)(13)

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Regulations Syngenta Deferred Share Plan
Shares
syngenta

Regulations Syngenta Deferred Share Plan Shares
Table of contents
Article 1 | Purpose of the Plan
Article 2 | Duration of the Plan
Article 3 | STI Award in the form of Shares
Article 4 | Eligible Persons
Article 5 | Blocking Period 4
Article 6 | Determination of the Grant Value of Shares
Article 7 | Grant of Shares
Article 8 | No Disposal of Shares 5
Article 9 | Shareholder Rights as Regards to Shares
Article 10 | Matching of Shares
Article 11 | Entry of the Participant into the Share Register
Article 12 | Termination of Employment during Blocking Period 6
Article 13 | Tax and Social Security Contributions
Article 14 | Shares Subject to the Plan
Article 15 | Adjustment in the Event of Recapitalization,
Change in Control and Liquidation of Syngenta AG 7
Article 16 | Amendment and Cancellation of the Plan
Article 17 | Administration 8
Article 18 | U.S. Selling Restrictions
Article 19 | Applicable Law and Jurisdiction
Article 20 | Approval and Date of Effect of the Plan 9
Article 21 | Definitions 10

Article 1 | Purpose of the Plan
The purpose of the Deferred Share Plan Shares (Plan) is to grant Shares to Eligible Persons as part of the Short-Term Incentive (STI) plan. The Plan regulates eligibility for participation in the Plan, the grant of Syngenta Shares, the Blocking Period and the Matching of these Shares as well as all other aspects of the program.
Article 2 | Duration of the Plan
The Plan has been established for the grant of Shares based on the STI Award for the Incentive Year 2004 and subsequent Incentive Years, until the Compensation Committee decides, at its sole discretion, to terminate the Plan.
Article 3 | STI Award in the form of Shares
The Plan grants part of an Eligible Person’s STI Award in the form of Mandatory Shares and Voluntary Shares. Pursuant to the provisions of the Plan, the part of the STI Award set aside to be granted as Mandatory Shares depends on the role of the Participant at Syngenta and is determined at the discretion of the Compensation Committee.
Pursuant to the provisions of the Plan, Eligible Persons may defer an additional part of the STI Award in the form of Voluntary Shares. The maximum part of the STI Award that can be voluntarily deferred into Voluntary Shares depends on the role of the Participant at Syngenta and is determined at the discretion of the Compensation Committee.
Article 4 | Eligible Persons
Shares will be granted to selected senior executives of Syngenta as designated by the Compensation Committee, who have an ongoing employment contract with Syngenta (not subject to notice of termination status) at the Grant Date.
The Participant may not construe any eligibility to future payment of the STI Award in the form of Shares or other benefits. This remains the case even after continuous grants of Shares under the Plan for several years.
Article 5 | Blocking Period
Mandatory and Voluntary Shares granted pursuant to the provisions of the Plan are subject to a Blocking Period of three years from the Grant Date of the Shares. During the Blocking Period, Shares may not be sold, pledged, donated or transferred in any other way. On the first business day after the Blocking Period, the Participant may freely dispose of the Shares without any restriction subject to applicable securities law restrictions on the sale of Shares.

Article 6 | Determination of the Grant Value of Shares
The Grant Value of Shares shall be equal to the closing share price on the SIX Swiss Exchange on the Grant Date as determined by the Compensation Committee and as stated in the Grant Notification.
Article 7 | Grant of Shares
By means of the completed, signed and duly submitted Participation Form, the Participant is entitled to receive the appropriate number of Mandatory, if applicable, and Voluntary Shares.
The submission of the Participation Form is executed using processes provided on a secured electronic database.
Failure to submit the Participation Form on time results in the forfeiture of the part of the STI Award that would otherwise be granted as Voluntary Shares and the relevant portion of the STI Award will be paid out in cash.
Mandatory Shares, if applicable, are granted irrespective of the Eligible Persons submitting a completed Participation Form.
The irrevocable decision to defer a part of the STI Award, pursuant to Article 3, into Voluntary Shares is effected by the completed and duly submitted Participation Form. The number of Shares to be granted to a Participant is calculated as follows:
Number of Shares = (Mandatory Shares % of STI + Voluntary Shares % of STI) x STI Award Grant Value
If the calculated number of Shares is not a whole number of Shares, the number of Shares will be rounded up to the nearest whole number of Shares. The grant of Mandatory and Voluntary Shares to the Participant will take place in the first six months of the calendar year following the Incentive Year.
No Shares will be granted in countries in which the Plan is legally or administratively not feasible.
Article 8 | No Disposal of Shares
During the whole Blocking Period the Shares may not be sold, pledged, donated, otherwise transferred or entered into any other agreement with equivalent economic effect.

Article 9 | Shareholder Rights as Regards to Shares
Except for the restrictions pursuant to Article 5, the Participant shall have rights as a shareholder, including voting rights and the entitlement to receive dividend payments, provided the requirements of Article 11 are met.
Article 10 | Matching of Shares
Pursuant to the provisions of the Plan each Mandatory and Voluntary Share held until the end of the Blocking Period will qualify for Matching.
Unless otherwise determined in Article 12, on the first business day after the Blocking Period, the Participant will receive from Syngenta AG one Matching Share for each granted Share. Matching Shares granted to the Participant are not restricted and are freely disposable.
Article 11 | Entry of the Participant into the Share Register
After the grant of Shares and Matching Shares if any, the Participant can be entered into the share register with the number of Shares granted, pursuant to the applicable legal rules and the regulations of Syngenta AG.
Article 12 | Termination of Employment during Blocking Period
Upon date of notice of dismissal by the employer for cause Syngenta reserves the right, unless otherwise determined at the discretion of the Compensation Committee, to buy back all blocked Shares at the lower of the nominal value or the share price at such date. In addition, Syngenta may pay the marginal personal income tax liability and social security contribution paid, if any, at the Grant Date on the respective Shares that are still blocked. The Participant has to provide proper documentation to prove the charges levied at the Grant Date. The right for Matching shall lapse with immediate effect without any right of compensation.
Upon termination of employment as a result of retirement (early or at the normal retirement age), the Blocking Period of the Shares pursuant to Article 5 will be waived and Matching Shares will be granted on the Participant’s last day of employment or as soon as practically possible thereafter.
Upon termination of employment as a result of death of the Participant or as a result of disability, the Blocking Period of the Shares pursuant to Article 5 will be waived and Matching Shares will be granted on the Participant’s last day of employment or as soon as practically possible thereafter. In case of death the inheritors may dispose of or otherwise transfer such Shares. To dispose of or transfer shares inheritors must produce written legal proof of their entitlement to the inheritance.

Upon date of notice of resignation by the Participant becoming effective, or upon date of notice of dismissal by the employer (other than for cause) becoming effective, the Blocking Period of the Shares pursuant to Article 5 will be waived on the Participant’s last day of employment or as soon as practically possible thereafter. The right for Matching with respect to those Shares shall lapse upon date of resignation by the Participant or upon date of notice of dismissal by the employer unless otherwise determined at the discretion of the Compensation Committee.
Article 13 | Tax and Social Security Contributions
Each Participant who receives Shares or Matching Shares is responsible for the proper declarations and payments of both taxes and social security according to applicable legislation and applicable law.
Any wage tax, income tax, capital gains tax, social security contributions or any other taxes arising or contributions payable by the Participant, must be borne by the Participant in accordance with applicable law.
Syngenta has the right to make withholdings from a Participant’s salary to meet payroll-with-holding obligations.
Article 14 | Shares Subject to the Plan
Syngenta AG shall obtain the Shares to be granted under the Plan and grant them to the Participant pursuant to the provisions of the Plan. Syngenta AG shall not be required to segregate any cash or any Shares that may at any time be represented by the Shares and the Plan shall constitute an unfunded plan of Syngenta AG.
Article 15 | Adjustment in the Event of Recapitalization, Change in Control and Liquidation of Syngenta AG
In the event that the Board shall determine that any stock dividend, extra ordinary cash dividend, recapitalization, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below fair market value, or other similar corporate event, affects the rights of the Participants under the Plan such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee shall, in its sole discretion, and in such manner as the Compensation Committee deem equitable, adjust any or all of the number and kind of Matching Shares before the end of the Deferral Period.

In the event of a change in control (as defined below) or in the case of the liquidation of Syngenta AG the Blocking Period pursuant to Article 5 will be waived and Matching Shares will be granted. Other provisions of the Plan may be amended or modified by the Board or the Compensation Committee if deemed reasonable and adequate. A change in control occurs if:
any person or any group of persons directly or indirectly purchases or otherwise becomes the beneficial owner, or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition), of voting securities representing 331/3% or more of the combined voting power of all outstanding voting securities of Syngenta;
the shareholders of Syngenta AG approve an agreement to merge or consolidate Syngenta AG with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be owned by, the former shareholders of Syngenta AG; or
the shareholders of Syngenta AG approve the sale of all or substantially all of Syngenta AG’s business and/or assets to a person or entity which is not a wholly-owned subsidiary of Syngenta AG.
Article 16 | Amendment and Cancellation of the Plan
The Plan and any addenda thereto as well as any related documents and processes may be changed or cancelled by the Compensation Committee. Retroactive changes shall not be permitted. The Plan may be supplemented by addenda defining country specific variations where these are required. Upon amendment of the Plan, the Participants shall be compensated for any economic loss for the Participants resulting from such amendment of the Plan.
Syngenta AG reserves the right to settle the Mandatory Shares, Voluntary Shares and/or the Matching Shares in cash instead of shares. If Syngenta AG chooses to exercise this right, then the plan regulations, including but not limited to references to share and shareholders’ rights, shall be interpreted accordingly.
Upon cancellation of the Plan, the Blocking Period pursuant to Article 5 will be waived and Matching Shares will be granted on the date of cancellation.
Article 17 | Administration
The Compensation Committee shall appoint a Plan Administrator who is responsible for administering the Plan. Except as otherwise provided in the Plan, the Compensation Committee has full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, that it believes reasonable and proper.

All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including Syngenta AG shareholders and Participants.
No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Participation Form.
Article 18 | U.S. Selling Restrictions
For as long as Shares purchased under the Plan have not been registered under the U.S. Securities Act of 1933, such Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, or upon registration under the Securities Act.
In connection with the purchase of Shares, in submitting the Participation Form, each Participant represents and agrees that such Participant:
is not purchasing Shares for the account or benefit of any other person or entity; and
has not offered or sold, and will not offer, sell or deliver, any of the Shares within the United States or to, or for the account or benefit of, any U.S. person except pursuant to registration under the U.S. Securities Act of 1933, as amended, or an available exemption from such registration.
understands that the Shares are subject to restrictions on resale in the United States imposed by federal and state securities laws.
Article 19 | Applicable Law and Jurisdiction
The Plan and any related documents and processes shall be governed by and construed in accordance with the laws of Switzerland, excluding the provisions of conflict of law. Any disputes arising under or in connection with the Plan shall be resolved by the courts of Basel, Switzerland.
Article 20 | Approval and Date of Effect of the Plan
The Plan became effective on 16 December, 2003 and duly amended and approved by the Compensation Committee on 21 May 2013. Eligible Persons accept the Plan and any country specific Addenda through the timely submission of the Participation Form. In the event that the Participation Form is not submitted on time the Eligible Person is deemed to have accepted the Plan on the date following the submission date.

Article 21 | Definitions
Board The Board of Directors of Syngenta AG.
Blocking Period A period of time equal to three years, which begins on the Grant
Date.
Compensation Committee The Compensation Committee appointed by the Board to manage the Plan.
Eligible Persons Persons entitled to participate in the Plan pursuant to Article 4.
Grant Date The day when the grant of Shares is effective.
Grant Value Represents the cash equivalent of one Share at the Grant Date, which will be credited against all or part of the STI Award of a Participant pursuant to the Short-Term Incentive Plan.
Incentive Year The Performance year for the determination of the STI Award pursuant to the Short-Term Incentive Plan.
Mandatory Share A Share that will be granted on a mandatory basis pursuant to the provisions set forth in the Plan.
Matching Granting of an additional Syngenta Share free of charge for each
Share retained during the Blocking Period.
Matching Shares Registered shares of Syngenta AG received as a result of the
Matching.
Participants Eligible Persons who actually participate in the Plan
Participation Form This form establishes the legal relationship between the Participants and Syngenta. In the Participation Form, the Participant decides on the part of the STI Award to be deferred into Voluntary Shares pursuant to Article 3, and acknowledges the grant of the Mandatory
Shares, if applicable. The Participation Form is duly submitted using processes provided on a secured electronic database.
Plan The Syngenta Deferred Share Plan Shares.
Plan Administrator A person or company appointed by the Compensation Committee who is responsible for administering the Plan.

Shares Registered shares of Syngenta AG.
STI Award The actual amount of gross annual incentive in the local currency, calculated and paid to Participants pursuant to the Short-Term Incentive
Plan in the form of cash or in Shares according to the Plan.
Syngenta AG Syngenta AG, headquarters Basel, Switzerland.
Syngenta Syngenta AG and all of the Group Companies.
Voluntary Share A Share that will be granted as a result of voluntary deferral pursuant to the provisions set forth in the Plan.
May 2013
Syngenta Compensation Committee

Syngenta Equity Plan Management
WRO 1010-2.01
Schwarzwaldallee 215
P.O. Box
CH-4002 Basel
equity.plan@syngenta.com
T +41 (0) 61 323 22 22
Released September 2013